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________________________________________________________________________



                         AMENDMENT NO. 1 AND SUPPLEMENT

                                       to

                    STOCK PURCHASE AND SHAREHOLDER AGREEMENT

                          dated as of January 15, 1997

                                 By and Between


                               TOSCO CORPORATION


                                      and


                        UNION OIL COMPANY OF CALIFORNIA



                          ____________________________

                                 March 31, 1997

                          ____________________________



________________________________________________________________________
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                         AMENDMENT NO. 1 AND SUPPLEMENT

                                       to

                    STOCK PURCHASE AND SHAREHOLDER AGREEMENT


     THIS AMENDMENT NO. 1 and SUPPLEMENT (this "Amendment") to STOCK PURCHASE AND SHAREHOLDER AGREEMENT is made as of the 31st day of March, 1997, between UNION OIL COMPANY OF CALIFORNIA, a California corporation ("Union"), and TOSCO CORPORATION, a Nevada corporation ("Tosco").

                                    RECITALS
                                    --------

          WHEREAS, Union and Tosco have entered into that certain Stock Purchase and Shareholder Agreement dated January 15, 1997 (the "Agreement") (capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Agreement), and

          WHEREAS, the parties wish to amend the Agreement in certain particulars and to supplement the terms thereof to provide for repurchase by Tosco of the shares of Common Stock rather than registration and sale thereof, all as more fully set forth in this Amendment;

          NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1.   Market Price, Number of Shares, Etc.
          ------------------------------------

          (a) For purposes of the Agreement, "Market Price" shall be $28.1625 per share, the total number of shares of Common Stock to be delivered pursuant to the Agreement shall be 14,092,482 shares (the "Shares"), and the "Market Value" of the Shares is $396,879,524.33.

     2.  Tosco Registration.  Tosco has informed Union that it intends to
         ------------------
register under the Securities Act and sell for its own account in an underwritten public offering on or about

May 1, 1997 approximately $700,000,000 in aggregate offering price of its common stock (such registration and sale being herein called the "Underwriting"). Tosco agrees to use its reasonable efforts to complete the Underwriting on or before May 1, 1997. In consideration thereof and the agreements of Tosco set forth in Section 3 below, Union waives the right to include any of Shares in the Underwriting, and agrees that it will not exercise its right under the Agreement to demand registration under the Securities Act until May 2, 1997. In addition, if the Underwriting is to be completed and either (x) Union has advised Tosco that it will exercise its right not to sell shares pursuant to the last sentence of Section 3, or (y) the Underwriting will

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be for at least 15,000,000 shares of Tosco common stock, then Union will enter into an appropriate form of standard lock-up agreement with the managing underwriters effective as of the date of the Underwriting and continuing until October 1, 1997 (or such earlier date as the managing underwriters shall agree).

     3.   Repurchase of Shares.
          --------------------

          If the Underwriting is consummated, and subject to the conditions set forth in the last sentence of this Section 3, Tosco agrees to repurchase from Unocal and Unocal agrees to sell to Tosco, Shares of Common Stock as follows:

               (a) 1,750,000 Shares at a price per share equal to the Market Price less the full underwriting commission per share in the Underwriting; and

               (b) The balance of the Shares, up to a total number of Shares repurchased equal to 75% of the number of shares of common stock included in the Underwriting, at a net price per Share to Union equal to the price per share to the public in the Underwriting less one-half (1/2) of the underwriting commission per share in the Underwriting.

          Settlement of the repurchase of Shares shall be made on the Business Day next following the settlement of the sale in the Underwriting. The selection of the underwriting group, the number of shares of its common stock sold, and the offering price shall be in the sole discretion of Tosco. Notwithstanding the foregoing, Unocal shall not be required to sell Shares pursuant to clause (b) above if the price per share to the public is less than $23.94, and Tosco shall not be required to repurchase Shares pursuant to clause
(b) above unless Union elects to sell the largest number of whole Shares that are eligible to be repurchased under said clause (b).

     4.   Agreement.  This Amendment represents the entire agreement of the
          ---------
parties with respect to the subject matter hereof, and except as amended and supplemented by this Amendment, the Agreement shall continue in full force and effect.

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     IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.


                             UNION OIL COMPANY OF CALIFORNIA
                             a California corporation


                             By  /s/  Joseph A. Householder
                                 -------------------------------
                                 Joseph A. Householder
                                 Vice President, Tax


                             TOSCO CORPORATION
                             a Nevada corporation


                             By  /s/  Wilkes McClave, III
                                 ---------------------------------
                                 Wilkes McClave III
                                 Senior Vice President
                                   and General Counsel


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